Exhibit 99.1

For Immediate Release
September 30, 2003

                Cadence Announces Completion of Private Placement

Walla Walla,  WA - Cadence  Resources  Corporation  (OTC-BB:CDNR)  is pleased to announce it has successfully completed a brokered private placement of approximately 4.0 million dollars which closed on September 30, 2003. The placement was sold to certain independent institutional investors

Investors subscribed for 1,566,400 shares of the Company's common stock at a price of $2.50 per share for gross proceeds of $3,916,000. The shares bear registration rights, and the Company intends to file a registration statement covering the shares as soon as possible. The net proceeds will be used to fund the Company's working interest in its rapidly advancing natural gas project located in De Soto Parish, Louisiana, to repay loans made to the Company by certain entities, shareholders, executive officers, and directors of the Company and for working capital. The project is a joint venture with Bridas Energy USA.

Certain statements contained herein may contain forward-looking statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.

For further information, please contact Howard Crosby at (509) 526-3491 or John Ryan at (843) 682-2023.